Exhibit 99.(i)

Matthew A. Chambers

+ 1 202 663 6591 (t)

+ 1 202 663 6363 (f)

matthew.chambers@wilmerhale.com

February 27, 2008

Lord Abbett Securities Trust

90 Hudson Street

Jersey City, NJ 07302-3972

Dear Sirs:

You have requested our opinion in connection with your filing of Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A (the “Amendment”) under the Securities Act of 1933, as amended (Amendment No. 55 under the Investment Company Act of 1940, as amended), of Lord Abbett Securities Trust, a Delaware statutory trust (the “Trust”), and in connection therewith your registration of shares of beneficial interest, without par value, of the following classes of the following series of the Trust (collectively, the “Shares”): Lord Abbett All Value Fund (Classes A, B, C, F, I, P, R2 and R3), Lord Abbett Alpha Strategy Fund (Classes A, B, C, F, I, P, R2 and R3), Lord Abbett International Core Equity Fund (Classes A, B, C, F, I, P, R2 and R3), Lord Abbett International Opportunities Fund (Classes A, B, C, F, I, P, R2 and R3), Lord Abbett Large-Cap Value Fund (Classes A, B, C, F, I, P, R2 and R3), Lord Abbett Micro-Cap Growth Fund (Classes A and I), Lord Abbett Micro-Cap Value Fund (Classes A and I), and Lord Abbett Value Opportunities Fund (Classes A, B, C, F, I, P, R2 and R3).

We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Trust of the consideration therefor as set forth in the Amendment, the Shares will be validly issued, fully paid, and nonassessable.

Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue NW, Washington, DC 20006

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We express no opinion as to matters governed by any laws other than Title 12, Chapter 38 of the Delaware Code.  We consent to the filing of this opinion solely in connection with the Amendment.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILMER CUTLER PICKERING HALE
& DORR LLP

By:	/s/ Matthew A. Chambers
Matthew A. Chambers, a partner